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                                                                   EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Premier Parks, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-76595) on Form S-3 and in the registration statement
(No. 333-59249) on Form S-8 of Premier Parks Inc. of our report dated
March 14, 2000, relating to the consolidated balance sheets of Premier
Parks Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Premier Parks Inc.

                                                      KPMG LLP

Oklahoma City, Oklahoma
March 27, 2000